                                  SCHEDULE 14A
                                 (RULE 14A-101)

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

     Filed by the registrant /X/

     Filed by a party other than the registrant / /

     Check the appropriate box:

     / / Preliminary proxy statement

     /X/ Definitive proxy statement

     / / Definitive additional materials

     / / Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12


                                   NICOR Inc.

- --------------------------------------------------------------------------------
                  (Name of Registrant as Specified in Charter)


                                   NICOR Inc.

- --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

     / / $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), or 14a-6(j)(2).

     / / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

     (4)  Proposed maximum aggregate value of transaction:

     /X/ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)  Amount previously paid:


                                     $125.00


     (2)  Form, schedule or registration statement no.:


                                    001-07297


     (3)  Filing party:


                                Bowne of Detroit


     (4)  Date filed:


                                     2/23/94

- ---------------------

1Set forth the amount on which the filing fee is calculated and state how it was determined.

[LOGO]

                                                                   March 9, 1994

Dear Fellow Stockholder:

You are cordially invited to attend your Company's Annual Meeting of Stockholders on Thursday, April 21, 1994, at 10:30 a.m., Central Daylight Saving Time. The meeting will be held in Chicago at The Northern Trust Company, 50 South LaSalle Street, 6th Floor Assembly Room.

In addition to the election of Directors and ratification of appointment of auditors, the agenda for this year's meeting includes important proposals to amend Article Ten and add Article Fifteen to the Company's Articles of Incorporation. The proposed amendments are primarily a result of changes to the Illinois Business Corporation Act of 1983 that became effective January 1, 1994. An amendment to Article Ten would permit the discretionary indemnification of certain agents of the Company, which is now mandatory; make mandatory the advancement of expenses for certain litigation involving directors, officers or employees, which is now discretionary; and otherwise conform it to current law. The addition of Article Fifteen would limit the personal liability of the Company's Directors for monetary damages in certain circumstances arising from breach of fiduciary duty to the Company or its stockholders.

Passage of the amendment to Article Ten and the addition of Article Fifteen will help NICOR attract and retain qualified men and women to serve as directors by providing protection against litigation in appropriate situations. Your Board of Directors has unanimously approved both proposals and encourages you to do the same. A summary of each proposal, as well as the full text, is included in the proxy statement. Please read them carefully.

Each vote counts, and it is important that your shares be represented at the meeting regardless of the size of your holdings. Therefore, I urge you to sign, date and mail your proxy promptly. Even if you have already returned a signed proxy, you can still vote your shares personally at the meeting.

I look forward to seeing you on April 21 to review the progress of the Company and to discuss our future plans.

                                          Sincerely,

                                          RICHARD G. CLINE
                                          Chairman, President and Chief
                                          Executive Officer

The Northern Trust Company is located at the northwest corner of LaSalle and Monroe streets. The map below shows parking garages and lots in the immediate vicinity.

                             {P/U Camera Ready Map}

                                   NICOR INC.
                 P.O. BOX 3014, NAPERVILLE, ILLINOIS 60566-7014
                                  708/305-9500

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                 APRIL 21, 1994

The annual meeting of stockholders of NICOR Inc. will be held at The Northern Trust Company, 6th Floor Assembly Room, 50 South LaSalle Street, Chicago, Illinois, on Thursday, April 21, 1994, at 10:30 a.m., Central Daylight Saving Time, for the following purposes, all as set forth in the accompanying proxy statement:

     (1) election of a Board of Directors;

     (2) amendment of Article Ten of the Company's Articles of Incorporation concerning indemnification and advancement of expenses;

     (3) addition of Article Fifteen to the Company's Articles of Incorporation limiting Director liability; and

     (4) ratification of the Board of Directors' appointment of Arthur Andersen & Co. as independent auditors for the Company for 1994.

Only stockholders of record on the books of the Company at the close of business on February 22, 1994, will be entitled to vote at the meeting. The stock transfer books will not be closed.

                                          DAVID L. CYRANOSKI
                                          Vice President, Secretary
                                          and Controller
March 9, 1994

                                   IMPORTANT

The Company has about 46,000 registered stockholders. In order that there may be a proper representation at the meeting, you are urged to vote, sign and mail all proxies you receive even though you plan to attend. If you attend the meeting you may, if you wish, vote personally on all matters brought before the meeting.

Your prompt action in returning your proxy will be greatly appreciated. A return envelope, requiring no postage if mailed in the United States, is enclosed for your convenience.

                                PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of NICOR Inc., P.O. Box 3014, Naperville, Illinois 60566-7014, for use at the annual meeting of stockholders to be held on April 21, 1994.

The cost of soliciting proxies will be borne by the Company. In addition to solicitation by mail, officers and regular employees of the Company may solicit proxies by telephone, by facsimile or in person. Morrow & Co., Inc. has been retained by the Company to assist in the solicitation of proxies for a fee of approximately $6,000 plus expenses.

A copy of the Company's 1993 Annual Report, the Proxy Statement and the Form of Proxy is scheduled to be mailed on or about March 9, 1994, to all stockholders of record on February 22, 1994.

                                     VOTING


As of February 22, 1994, the Company had outstanding 53,738,633 shares of Common Stock, 13,500 shares of Preference Stock and 194,434 shares of Preferred Stock. Each share outstanding on the record date for the meeting, regardless of class, entitles the holder thereof to one vote upon each matter to be voted upon at the meeting. Stockholders have cumulative voting rights in the election of Directors. For each share of stock owned, a stockholder is entitled to one vote for each Director nominee and may accumulate the total number of votes (determined by multiplying the number of shares held by the number of Directors to be elected) and cast them all for a single nominee or distribute them among any number of nominees. A majority of the outstanding shares of the Company will constitute a quorum for purposes of the meeting. If a quorum is present, in person or by proxy, the affirmative vote of the majority of the shares represented at the meeting and entitled to vote on the election of Directors will be required for the election of Directors. As a result, shares represented at the meeting and entitled to vote for Directors, but which withhold votes for Directors, will in effect be counted against the election, while shares held in the name of a broker which are represented at the meeting but not authorized to vote on this matter ("broker non-votes") will not affect the outcome. The proposed amendment to Article Ten and the proposal to add a new Article Fifteen to the Company's Articles of Incorporation will each require the affirmative vote of a majority of the shares of Common Stock, Preference Stock and Preferred Stock outstanding, voting together as a single class. Shares of stock as to which authority to vote on these items is withheld, and broker non-votes, will therefore have the effect of votes against these proposals.


Any stockholder giving a proxy will have the right to revoke it at any time prior to the voting thereof by giving written notice to the Secretary of the Company. All shares represented by valid proxies will be voted at the meeting or at any adjournment thereof as directed by the stockholders. In the absence of specific direction to the contrary, the shares represented by valid proxies will be voted FOR the election as Directors of all nominees herein named and, unless otherwise specified, FOR all other proposed items. In the event that any Director nominee shall be unable to serve, which is not now contemplated, the proxy holders may, but need not, vote for a substitute nominee. If stockholders withhold authority to vote for specific nominees, the proxies may accumulate such votes and cast them for other nominees. While the Board of Directors does not otherwise presently anticipate cumulating votes pursuant to proxies it obtains as a result of this solicitation, it reserves the discretionary authority to accumulate such votes and vote for less than all of the nominees named herein.

ITEM 1.  ELECTION OF DIRECTORS

The Directors to be elected are to hold office until the next succeeding annual meeting of stockholders or until their successors are elected and qualified.

NOMINEES


The names of the nominees and certain additional information concerning them are set forth below. This information includes business experience during the last five years and other directorships currently held with companies whose securities are registered with the Securities and Exchange Commission. Each Director will also be a Director of Northern Illinois Gas Company, a subsidiary of NICOR Inc.




[PHOTO]           ROBERT M. BEAVERS, JR.; Age 50
                  Director since 1992; Common Shares 2,484
                  Business experience during last five years:  Senior Vice President since
                  1980 as well as Zone Manager 1980-1993, McDonald's Corporation.
                       (Restaurant Industry)
                  Directorship:  McDonald's Corporation.


[PHOTO]           JOHN H. BIRDSALL, III; Age 50
                  Director since 1982; Common Shares 271,380
                  Business experience during last five years:  Private Investor; formerly
                  President of Birdsall, Inc., a subsidiary of NICOR Inc., 1982-1986.
                       (Containerized Shipping)

[photo]          W. H. CLARK; Age 61

                  Director since 1989; Common Shares 1,000
                  Business experience during last five years:  Chairman of the Board since
                      1984 and Chief Executive Officer since 1982 as well as President,
                      1982-1990, Nalco Chemical Company. (Producer of specialty chemicals and related services)
                  Directorships:  Bethlehem Steel Corporation; James River Corporation; Nalco
                      Chemical Company; Northern Trust Corporation; USG Corporation.

[photo]           RICHARD G. CLINE; Age 59

                  Director since 1977; Common Shares 243,460
                  Business experience during last five years:  Chairman of the Board and
                  Chief Executive Officer since 1986 as well as President since 1990,
                      NICOR Inc.
                  Directorships:  Pet Incorporated; Whitman Corporation.


[photo]           THOMAS L. FISHER; Age 49

                  Director since 1988; Common Shares 7,148
                  Business experience during last five years:  President and Chief Executive
                      Officer, Northern Illinois Gas Company, since 1988.





[photo]            JOHN E. JONES; Age 59

                   Director since 1993; Common Shares 1,000
                   Business experience during last five years:  Chairman of the Board and
                   Chief Executive Officer, CBI Industries, Inc., since 1989 as well as
                        President and Chief Operating Officer since 1988. (Industrial
                        Construction)
                   Directorships:  Allied Products Corporation; Amsted Industries, Inc.; CBI
                        Industries, Inc.; Interlake Corporation; Valmont Industries, Inc.


[photo]            DENNIS J. KELLER; Age 52


                   First nomination as Director; Common Shares 1,000
                   Business experience during last five years:  Chairman of the Board and
                        Chief Executive Officer, DeVry Inc., since 1987 as well as Chairman of the Board and Chief Executive Officer, Keller Graduate School of
                        Management, since 1981. (Technical and Management Education)
                   Directorship:  DeVry Inc.


[photo]            CHARLES S. LOCKE; Age 65

                   Director since 1982; Common Shares 1,000
                   Business experience during last five years:  Chairman of the Board and
                        Chief Executive Officer, Morton International, Inc., since 1989
                        (Manufacturer and marketer of specialty chemicals, automotive safety products and salt); Chairman of the Board and Chief Executive Officer,
                        Morton Thiokol, Inc., 1980-1989. (Manufacturer and marketer of high technology propulsion systems, specialty chemicals and salt) Mr. Locke has indicated that he intends to retire from Morton International,
                        Inc. on March 31, 1994.
                   Directorships:  Avon Products, Inc.; Morton International, Inc.; Thiokol
                        Corporation; Whitman Corporation.

- ----------------  SIDNEY R. PETERSEN; Age 63
- ----------------
- ----------------  Director since 1987; Common Shares 3,163
- ----------------  Business experience during last five years:  Retired; formerly Chairman of
- ----------------       the Board and Chief Executive Officer, Getty Oil Company, 1980-1984.
- ----------------       (Integrated Petroleum Industry)
- ----------------  Directorships:  Avery Dennison Corporation; Carter Hawley Hale Stores,
- ----------------       Inc.; Global Natural Resources Inc.; Union Bank.
- ----------------
- ----------------  DANIEL R. TOLL; Age 66
- ----------------
- ----------------  Director since 1986; Common Shares 2,000
- ----------------  Business experience during last five years:  Corporate and civic director;
- ----------------       formerly President, Walter E. Heller International Corporation,
- ----------------       1980-1985. (Financial Services)
- ----------------  Directorships:  Brown Group, Inc.; A. P. Green Industries, Inc.; IMCERA
- ----------------       Group, Inc.; Kemper Corporation; Kemper National Insurance Company;
- ----------------       Lincoln National Convertible Securities Fund, Inc.; Lincoln National
                       Income Fund, Inc.
- ----------------  PATRICIA A. WIER; Age 56
- ----------------
- ----------------  Director since 1990; Common Shares 2,727
- ----------------  Business experience during last five years:  Independent business
- ----------------       consultant; formerly President, Encyclopaedia Britannica North
- ----------------       America, 1986-1993; Encyclopaedia Britannica North America is a
- ----------------       division of Encyclopaedia Britannica, Inc. (Producer and marketer of
- ----------------       reference works and educational products)
- ----------------


BOARD AND COMMITTEE MEETINGS

The NICOR Board has an Audit Committee, a Compensation Committee and a Committee on Directors. During 1993 there were eight meetings of the Board of Directors, three meetings of the Audit Committee, five meetings of the Compensation Committee and four meetings of the Committee on Directors. All incumbent

Directors attended more than 75% of the aggregate number of meetings of the Board and Committees on which they served, except Mrs. Wier, who attended 73%.

COMMITTEES

The Audit Committee, of which Messrs. Beavers, Judy (Chairman) and Toll and Mrs. Wier are members, is responsible for recommending to the Board of Directors the appointment of independent auditors, reviewing the scope, fees and findings of audits and other services as performed by the independent auditors, reviewing the activities and findings of the internal audit staff and reviewing the Company's system of internal controls. Mr. Paul R. Judy is not standing for reelection to the Board in 1994.

Members of the Compensation Committee are Messrs. Clark, Jones, Locke (Chairman) and Petersen. The Committee is responsible for reviewing and approving or, where appropriate, making recommendations to the Board of Directors relating to executive changes, salaries and benefits.

The Committee on Directors members are Messrs. Clark, Judy, Locke and Toll (Chairman). The Committee is responsible for recommending Director nominees, Board committee members and nonmanagement Directors' compensation to the Board of Directors. Stockholders may recommend Director nominees for consideration by the Committee at any time in writing, giving pertinent background information.

DIRECTORS' COMPENSATION

Directors who are not Company or subsidiary officers receive an annual retainer of $25,000, plus a $1,000 fee for each Board and Committee meeting attended. Committee Chairmen are paid an additional retainer of $3,000 per year. Directors may elect to defer the payment of retainers and fees using an interest equivalent option or a share unit option. The interest equivalent option accrues interest quarterly at a prime interest rate. Under the share unit option, deferred amounts are converted into share units based on the market price of NICOR Common Stock at the deferral date, with amounts equal to dividends and distributions paid on NICOR Common Stock during the interim converted into additional share units based on then current market prices for the Company's Common Stock. At retirement, the Director will be entitled to a cash payment based on the number of share units then held and the then current market price of NICOR Common Stock. Once each year a Director may switch all or part of the balance between the interest equivalent option and the share unit option. Nonofficer Directors as a group received 3,284 share units for compensation deferred and dividends paid during 1993, with an average per share base price of $27.85. Directors who are not eligible to receive a pension from the Company or any of its subsidiaries will receive a pension equal to the annual retainer paid to nonemployee Directors at the time of retirement from the Board for a period equal to the number of years served as a Director but not to exceed ten years.


Birdsall, Inc., a subsidiary of NICOR Inc., asked Mr. Birdsall to assist in attaining reinstatement of the reinvestment provisions of Subpart F of the Internal Revenue Code as they relate to controlled foreign shipping companies. In accordance with their agreement, Birdsall, Inc. paid Mr. Birdsall $115,000 during

1993. In order to facilitate his work, Mr. Birdsall was named Vice Chairman of Birdsall, Inc., Tropical Shipping and Construction Co., Ltd., and Tropical Shipping, Inc. Because of the limited scope and duration of his assignment, Mr. Birdsall continued to receive his annual retainer and Director's fees.

SECURITY OWNERSHIP OF MANAGEMENT

Set forth below is the number of shares of the Company's Common Stock beneficially owned by each of the Directors, Director nominee and executive officers of the Company and by all Directors, Director nominee and executive officers as a group as of February 22, 1994, with sole voting or investment power except as otherwise noted. No Director, Director nominee or executive officer owns more than 1% of the outstanding shares of Common Stock or any shares of Preference or Preferred Stock.


                                                                                                         AMOUNT AND
                      NAME OF BENEFICIAL OWNER                               POSITION                NATURE OF OWNERSHIP
                                                                  -------------------------------    -------------------
Robert M. Beavers, Jr...........................................  Director                                   2,484
John H. Birdsall, III...........................................  Director                                 271,380(1)
W. H. Clark.....................................................  Director                                   1,000
Richard G. Cline................................................  Director and Executive Officer           243,460(2)
David L. Cyranoski..............................................  Executive Officer                          7,963(2)(3)
Thomas L. Fisher................................................  Director and Executive Officer             7,148
John C. Flowers.................................................  Executive Officer                          7,924(2)(3)
John E. Jones...................................................  Director                                   1,000
Paul R. Judy....................................................  Director                                  10,000
Dennis J. Keller................................................  Director Nominee                           1,000
John J. Lannon..................................................  Executive Officer                          7,060(3)
Charles S. Locke................................................  Director                                   1,000
Donald W. Lohrentz..............................................  Executive Officer                          6,130(2)(3)
Sidney R. Petersen..............................................  Director                                   3,163(3)
Daniel R. Toll..................................................  Director                                   2,000
Patricia A. Wier................................................  Director                                   2,727
Directors, Director Nominee and Executive Officers as a Group...                                           575,439(1)(2)(3)
  Percentage of class...........................................                                              1.07


- ------------
(1) Includes 25,200 shares of Common Stock owned through a trust, in which Mr. Birdsall disclaims any beneficial interest. Mr. Birdsall amended his SEC initial statement of beneficial ownership report earlier this year to include shares held as custodian for family members that were inadvertently omitted from that report.
(2) Includes shares which the following individuals have a right to acquire or will have a right to acquire within 60 days through the exercise of stock options: Mr. Cline, 75,000; Mr. Cyranoski, 7,000; Mr. Flowers, 3,000; Mr. Lohrentz, 5,000; and all Directors and executive officers as a group, 90,000.

(3) Includes shares held jointly with a spouse or in trust or as custodian for family members as follows: Mr. Cyranoski, 963; Mr. Flowers, 4,924; Mr. Lannon, 226; Mr. Lohrentz, 1,130; Mr. Petersen, 3,163; and all Directors and executive officers as a group, 10,406.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

The following information regarding compensation is given with respect to the Chief Executive Officer and the four other highest paid executive officers of the Company.

  Executive Compensation Philosophy

Executive compensation in NICOR is intended to assure that the Company has management capable and motivated to serve customer, employee and stockholder interests. NICOR's executive compensation program is based upon two objectives:

          1) Provide market-competitive compensation opportunities; and

          2) Create strong links between shareholder value, financial performance and the pay of the Company's top officers.

To achieve these objectives, the Compensation Committee reviews executive assignments, responsibilities and performance. The Committee establishes or, where appropriate, makes recommendations to the Board of Directors for executive compensation program design and participation; salaries; and incentive compensation opportunities, performance objectives and awards. The Committee is composed of outside directors, none of whom has interlocking relationships with Company executives. The Committee has access to compensation consultants and to competitive pay and industry compensation practices.

NICOR's executive compensation program has two components -- annual compensation and long-term incentive compensation.

The annual compensation program is composed of base salary and annual incentive compensation.


     Individual salaries are set within salary ranges based on periodic comparison to actual pay for comparable positions in the gas utility, diversified utility and general industries which are blended together for comparison purposes. This blended group is different than the S&P Utilities Index shown in the Performance Graph at the end of this section. The S&P Utilities group includes gas distribution, pipeline, electric and communication companies. The compensation surveys used in NICOR's comparison are more heavily weighted to the gas distribution industry and include proprietary surveys prepared by the American Gas Association, Peoples Energy and Southern California Gas as well as gas utility and general industry surveys from the Towers Perrin Compensation Data Bank. The midpoints of the base salary ranges are targeted at the 50th percentile of the competitive data for each position with minimums and maximums from 20% below to 20% above targeted levels. The named executive officers' 1993 salaries averaged 4% above those midpoints. In establishing actual salaries and merit adjustments related to these ranges, the Committee considers individual performance, potential, experience and changes in duties and responsibilities since the previous salary review.

     Annual incentive compensation opportunities are also based on periodic reviews of comparable positions in the same manner as described previously for salaries. Annual incentive awards are targeted at about the 60th percentile of the competitive data. Awards are earned for financial goals (70% to 100% of target) based upon actual performance compared to predetermined performance objectives with more than half the financial target based on the net income results of the Company's utility operations and the remainder based on the net income results of the nonutility and corporate operations; and for nonfinancial goals (0% to 30%) which are subjective and related to strategic objectives for enhancing stockholder value. Participation in the annual incentive compensation plan, which includes the Chief Executive Officer and the four other highest compensated executive officers, is extended to those positions that play the most important roles in carrying out the Company's annual operating plans, and also reflects competitive practice.


     Messrs. Fisher, Cyranoski and Lohrentz have a portion (up to 62.5%) of their annual incentive target award based on participation in an annual incentive plan related entirely to the performance of Northern Illinois Gas, the Company's primary subsidiary. Awards are earned for financial goals (50% of target) based on actual net income performance compared to established performance objectives; and for nonfinancial goals (50%) which are subjective and relate to the generation of new load, the cost of purchased gas, income from nontraditional sources, quality items concerned with safety and customer service, installation cost of new or replacement services and general corporate items. A participant may also have individual goals (up to 25% of total bonus target) which are part of the nonfinancial goal target and which are subjective and relate to the participant's area of responsibility.


     Mr. Cline's incentive compensation for 1993 is described below. Annual incentive compensation for Messrs. Fisher, Lannon, Cyranoski and Lohrentz for 1993 ranged from 97% to 107.5% of target, a result of achieving 100% of the financial goal and 125% of the nonfinancial goals under the NICOR plan, and 110% of the financial goal and 73% of the nonfinancial goals under the Northern Illinois Gas plan. Mr. Lannon's target award was established on the same basis described for Mr. Cline, while the awards for Messrs. Fisher, Cyranoski and Lohrentz were based on participation in the NICOR plan and the Northern Illinois Gas plan. Their individual target awards were structured to reflect this combined participation and were established with the same general approach as applied to Mr. Cline. As a result of their combined participation, a proportionately higher percentage of their total annual incentive targets and payouts was based on performance of Northern Illinois Gas as well as on additional nonfinancial objectives specifically related to the performance of that business.



The long-term incentive compensation program is comprised of a stock option plan and dividend performance units and is intended to focus senior management clearly on the Company's long-term objective of creating value for shareholders. Under this program, participants generally receive periodic grants of stock options and an equal amount of dividend performance units with a combined target award value based on periodic comparison to awards for comparable positions as described in the salary section above. The target awards are set at about the 60th percentile of competitive data for each position. Participants in these plans are selected by the Compensation Committee and include the Chief Executive Officer and the four other highest compensated executive officers as well as other Company and subsidiary officers who are responsible for setting and carrying out the Company's longer-range strategic plans.

     - The stock options carry a maximum ten-year term and are issued at market value.

     - Both stock options and dividend performance units vest after one year, but the exercise of stock options is generally restricted for a three-year period.

     - Each dividend performance unit accrues dividend equivalents at the rate dividends are paid on a share of NICOR stock over a three-year performance period.

     - At the end of the three-year period, the stock options automatically become exercisable. The dividend performance units can be earned based upon objectives established by the Compensation Committee for NICOR's three-year total shareholder return relative to the S&P Utilities group (the same peer group used in the Performance Graph shown following this report). The potential number of dividend equivalents earned can range from 0% to 150% of the number granted. A 100% payout is achieved when NICOR's performance is in the upper 40% of the peer group comparisons.

     - If NICOR's total shareholder return for the three-year performance period is negative, dividend performance units will not be earned, regardless of performance relative to the S&P Utilities group.

Through this combination of stock options and dividend performance units, the long-term incentive compensation program is designed to motivate participants to manage the Company so as to achieve increases in total shareholder return, rewarding them on the same basis that shareholders are rewarded -- through increases in stock price and dividends. From time to time, the Company may also make restricted stock grants to selected key individuals.

  CEO Compensation


On April 12, 1993, Mr. Cline's base salary was increased by $20,000, a 3.25% increase. The Committee considered the following factors when reviewing Mr. Cline's salary: his job responsibility and scope; industry competitive data in utility and diversified utility companies, as well as general industry; his past salary adjustments; company performance for 1992 and over a five-year period, including NICOR earnings, financial condition, return on equity and total shareholder return; and individual performance, including leadership, organization development, shareholder/investor relations and civic/community/industry activities. The Committee did not attach any specific weighting to any one factor, and noted that some factors were more subjective than others.


Mr. Cline earned $409,575 in annual incentive compensation for performance in the calendar year 1993. This amounts to 107.5% of Mr. Cline's target annual incentive compensation award. Seventy percent of his target award was based on the achievement of predefined net income objectives, one half on a utility performance target and the remainder on a nonutility performance target. The remaining 30% of his target award was based on a subjective evaluation of his performance compared to predefined nonfinancial objectives related to the Company's long-term strategies. Actual net income performance exceeded the utility goal and resulted in an award of 110% of that target but was less than the nonutility goal and resulted in an award of 90% of that target; actual performance was judged to exceed the nonfinancial goals and resulted in an award of 125% of target.



Messrs. Cline, Fisher and Lannon had performance unit grants outstanding from the 1989 NICOR Long-Term Incentive Plan, under which no awards were paid for the 1991-1993 plan cycle. Performance objectives for this period were based upon achieving target compounded aggregate earnings per share growth over 1988-1990 average levels in combination with achieving a defined level of return on equity. While actual return on equity performance results exceeded target, actual earnings per share growth was less than the required threshold established for this performance period and thus there was no payout. No performance units remain outstanding, and the Company does not plan to issue any further performance units under this plan.



The Committee awarded Mr. Cline a grant of 60,000 dividend performance units on April 15, 1993. In making the grant, the Committee set his long-term incentive target at about the 60th percentile of competitive data for his position taking into account both the 1993 grant of dividend performance units and options granted to him in 1992 which vest in 1993. No options were awarded to Mr. Cline in 1993, as he received a grant of 180,000 stock options in 1992 which vest and become exercisable in equal installments over the years 1993, 1994 and 1995, and, at the time of that grant, it was anticipated that no additional stock options would be granted in 1993 or 1994. The dividend performance units awarded to Mr. Cline in 1993 may be earned at the end of 1995 subject to the performance criteria described in this report. A 100% payout of the 60,000 units is achieved when NICOR's total shareholder return performance is in the upper 40% of the S&P Utilities group.


  1993 Tax Act

The Omnibus Budget Reconciliation Act of 1993 added Section 162(m) to the Internal Revenue Code. This section limits the tax deductibility of certain executive compensation in excess of $1 million paid or accrued by the Company for the five highest compensated employees unless it meets procedural criteria mandated by law. The IRS has interpreted this section of the Act and issued proposed regulations. The criteria for preserving compensation deductibility are complex and could be subject to further modification.

At this time, it is not anticipated that any of the executive officers named in the Summary Compensation Table will receive compensation in 1994 which would not be tax deductible, with the possible exception of a small portion of Mr. Cline's potential 1994 incentive compensation. The Committee has not made any determination with respect to the Company's total compensation program as it may be affected by these tax law changes in future years.

         Compensation Committee of the Board of Directors of NICOR Inc.

   Charles S. Locke, Chairman   W. H. Clark  John E. Jones  Sidney R. Petersen

PERFORMANCE GRAPH

The following graph shows a five-year comparison of cumulative total returns for NICOR Common Stock, the S&P Utilities Index and the S&P 500 Index as of December 31 of each of the years indicated, assuming $100 was invested on January 1, 1989, and all dividends were reinvested.

                              [Camera-Ready Chart]


      Measurement Period
    (Fiscal Year Covered)            NICOR Inc.      S&P Utilities        S&P 500
- -------------------------------     ------------     -------------    --------------
January 1, 1989                              100               100               100
1989                                         155               147               132
1990                                         156               143               128
1991                                         170               164               166
1992                                         196               178               179
1993                                         230               204               197

SUMMARY COMPENSATION TABLE


The following table shows executive compensation for the years indicated for the Chief Executive Officer and the four other most highly compensated executive officers:



                                                                                      LONG-TERM COMPENSATION
                                                                                    ---------------------------
                                                                                      AWARDS        PAYOUTS
                                                       ANNUAL COMPENSATION          ----------   --------------
                                                 --------------------------------     SHARES       LONG-TERM
                                                                     OTHER ANNUAL   UNDERLYING   INCENTIVE PLAN      ALL OTHER
                NAME AND                         SALARY     BONUS    COMPENSATION   OPTIONS(1)     PAYOUTS(2)     COMPENSATION(3)
           PRINCIPAL POSITION             YEAR     ($)       ($)         ($)           (#)            ($)               ($)
- ---------------------------------------------------------------------------------------------------------------------------------
R. G. Cline                               1993   628,846   409,575           0              0              0           26,412
Chairman, President and                   1992   615,000   387,450           0        180,000        240,363           25,830
  Chief Executive Officer                 1991   605,769   221,400          (4)        15,000        478,977               (4)
T. L. Fisher                              1993   369,462   146,134       2,420         40,000              0           21,824
President and Chief Executive Officer of  1992   350,231   147,821       2,330         25,000         97,068           18,242
  Northern Illinois Gas Company           1991   328,846   145,047          (4)         6,000        289,390               (4)
J. J. Lannon                              1993   230,923   100,620       3,630         20,000              0           25,364
Senior Vice President and Chief           1992   220,308    94,080       3,495         15,000         54,786           16,145
  Financial Officer                       1991   208,308    61,056          (4)         4,000        164,088               (4)
D. L. Cyranoski                           1993   162,539    49,223           0          9,000              0            9,185
Vice President, Secretary and             1992   152,385    48,897           0          7,000              0            8,676
  Controller of the Company and of        1991        (5)       (5)         (5)            (5)            (5)              (5)
  Northern Illinois Gas Company
D. W. Lohrentz                            1993   139,616    43,778         726          7,000              0           10,739
Treasurer of the Company                  1992   127,846    40,580         699          6,000              0            8,959
  and Vice President of Northern          1991   120,846    36,390          (4)         4,000              0               (4)
  Illinois Gas Company

- ---------------

(1) Restated to reflect two-for-one stock split in April 1993.
(2) Value based on number of shares earned under the 1989 NICOR Long-Term Incentive Plan for each three-year performance period, with shares valued at the fair market value on the date issued.
(3) Includes Company contributions to the NI-Gas Savings Investment Plan and credits to the Supplemental Savings Investment Plan for Messrs. Cline, Fisher, Lannon, Cyranoski and Lohrentz of $26,412, $9,905, $7,708, $6,144 and $5,278, respectively; interest earned in excess of market on deferred salary for Messrs. Fisher, Lannon, Cyranoski and Lohrentz of $6,844, $5,777, $3,041 and $2,548, respectively; and amounts credited under the 1968 NI-Gas Incentive Compensation Plan for Messrs. Fisher, Lannon and Lohrentz of $5,075, $11,879 and $2,913, respectively.
(4) Data not required.
(5) Not an executive officer during 1991.

OPTION GRANTS TABLE

The following table shows stock options granted in 1993 to the Chief Executive Officer and the four other most highly compensated executive officers:



                                                                                              POTENTIAL RELIZABLE VALUE
                                                                                                AT ASSUMED ANNUAL RATES
                                                                                                    OF STOCK PRICE
                                                                                                     APPRECIATION
                                                         INDIVIDUAL GRANTS                         FOR OPTION TERM(3)
                                         --------------------------------------------------   ---------------------------
                                         NUMBER OF
                                           SHARES      % OF TOTAL
                                         UNDERLYING     OPTIONS      EXERCISE
                                          OPTIONS      GRANTED TO     OR BASE
                                         GRANTED(1)   EMPLOYEES IN   PRICE(2)    EXPIRATION
                 NAME                       (#)       FISCAL YEAR    ($/SHARE)      DATE          5%($)          10%($)
- ---------------------------------------  ----------   ------------   ---------   ----------   -------------    -------------


All Stockholders(4)....................       N/A          N/A           N/A            N/A   1,016,078,882   2,574,810,881
R. G. Cline............................         0            0             0             --               0               0
T. L. Fisher...........................    40,000           25       28.9375     04/16/2003         728,000       1,844,800
J. J. Lannon...........................    20,000           12       28.9375     04/16/2003         364,000         922,400
D. L. Cyranoski........................     9,000            6       28.9375     04/16/2003         163,800         415,080
D. W. Lohrentz.........................     7,000            4       28.9375     04/16/2003         127,400         322,840

- ---------------
(1) Options become exercisable on April 16, 1996, three years from the date of grant.
(2) Restated to reflect two-for-one stock split in April 1993.
(3) These columns show the value, at April 15, 2003, of the options granted (and the increase in value of shares of all stockholders) assuming 5% and 10% annual rates of appreciation over the ten-year term of the options pursuant to requirements of the Securities and Exchange Commission and do not constitute any prediction by the Company that these rates of appreciation will be realized. This table does not use the alternative of a grant date valuation because of the inherent unreliability of any such calculation.

(4) For "All Stockholders" the potential realizable value is calculated based on $28.9375, the closing price of the Common Stock on April 15, 1993, and the outstanding shares of Common Stock on that date.

AGGREGATED OPTION EXERCISES IN 1993 AND YEAR-END VALUE TABLE

The following table shows the aggregated stock option exercises in 1993 and the December 31, 1993 stock option values for the Chief Executive Officer and the four other most highly compensated executive officers:


                                                                                        NUMBER OF
                                                                                         SHARES             VALUE OF
                                                                                       UNDERLYING         UNEXERCISED
                                                                                       UNEXERCISED        IN-THE-MONEY
                                                                                         OPTIONS        OPTIONS AT YEAR
                                                                                    AT YEAR END(#)(1)      END($)(3)
                                                            SHARES        VALUE     -----------------   ----------------
                                                           ACQUIRED      REALIZED     EXERCISABLE/        EXERCISABLE/
                         NAME                           ON EXERCISE(1)    (2)($)      UNEXERCISABLE      UNEXERCISABLE
- ------------------------------------------------------  --------------   --------   -----------------   ----------------
R. G. Cline...........................................      107,400      943,613      15,000/120,000    99,375/1,005,000
T. L. Fisher..........................................       31,000      238,275           0/ 40,000         0/0
J. J. Lannon..........................................       19,000      160,750           0/ 20,000         0/0
D. L. Cyranoski.......................................        8,000       61,500       7,000/  9,000    58,625/0
D. W. Lohrentz........................................        5,000       43,750       5,000/  7,000    38,375/0

- ---------------
(1) Restated to reflect two-for-one stock split in April 1993.
(2) Based on market value of the Company's Common Stock at date of exercise minus the exercise price.
(3) Based on market value of the Company's Common Stock at December 31, 1993, minus the exercise price.

LONG-TERM INCENTIVE PLAN -- AWARDS IN 1993


The following table shows dividend units granted in 1993 to the Chief Executive Officer and the four other most highly compensated executive officers:


                                                                                         ESTIMATED FUTURE PAYOUTS UNDER
                                                                         PERFORMANCE       NON-STOCK PRICE-BASED PLAN
                                                              NUMBER        PERIOD       -------------------------------
                           NAME                              OF UNITS    UNTIL PAYOUT    THRESHOLD    TARGET    MAXIMUM
- -----------------------------------------------------------  --------   --------------   ---------   --------   --------
R. G. Cline................................................   60,000    1993 thru 1995    $54,900    $219,600   $329,400
T. L. Fisher...............................................   40,000    1993 thru 1995     36,600     146,400    219,600
J. J. Lannon...............................................   20,000    1993 thru 1995     18,300      73,200    109,800
D. L. Cyranoski............................................    9,000    1993 thru 1995      8,235      32,940     49,410
D. W. Lohrentz.............................................    7,000    1993 thru 1995      6,405      25,620     38,430


Each dividend unit accumulates dividends equivalent to dividends paid on one share of NICOR stock during the three-year performance period. If dividends increase during this period, the dividend equivalents would increase proportionately. The payout is modified by a performance multiplier which ranges from 0 to 1.5; the multiplier is based on NICOR total shareholder return over the three-year period as compared to the performance of the S&P Utility Group, except that no awards will be earned if shareholder return for the period is negative, regardless of the performance relative to the S&P Utility Group. All dividend units earned become payable following the end of the performance period.

RETIREMENT BENEFITS UNDER RETIREMENT PLANS

The following table shows the estimated annual benefits under the Company's retirement plans on a straight life annuity basis at age 65 for various compensation bases and years of service classifications.

                                                                 YEARS OF SERVICE
    BASE                                   ------------------------------------------------------------
COMPENSATION                                  15           20           25           30           35
- ------------                               --------     --------     --------     --------     --------
  $150,000............................     $ 38,660     $ 51,547     $ 64,434     $ 77,321     $ 86,696
   250,000............................       65,660       87,547      109,434      131,321      146,946
   350,000............................       92,660      123,547      154,434      185,321      207,196
   450,000............................      119,660      159,547      199,434      239,321      267,446
   550,000............................      146,660      195,547      244,434      293,321      327,696
   650,000............................      173,660      231,547      289,434      347,321      387,946
   750,000............................      200,660      267,547      334,434      401,321      448,196

The Retirement Plan, which covers all Company and Northern Illinois Gas Company employees not covered by a bargaining agreement, including executive officers of the Company, is an actuarially based, defined benefit plan with benefits determined by "Base Compensation" (highest annual average of base salary for any consecutive 60-month period) and years of service. The base salary for this purpose is the amount shown under "Salary" in the Summary Compensation Table. Benefits payable under the Retirement Plan in excess of the limitations under the Internal Revenue Code will be paid under the terms of the Supplemental Retirement Plan and those payments and payments pursuant to the agreement with Mr. Cline discussed below will be paid from general funds of the Company. Under the Retirement Plan, at retirement an employee may elect to receive a lump sum benefit in lieu of semimonthly payments. The lump sum payment is based on the actuarial present value of the future retirement payments utilizing the Pension Benefit Guaranty Corporation termination interest rate ("PBGC Rate") in effect at the time of the retirement. The benefits are not subject to any deduction for Social Security payments or any other offset amounts. Credited years of service under these arrangements are as follows: Mr. Cline, 33; Mr. Fisher, 26; Mr. Lannon, 27; Mr. Cyranoski, 27; and Mr. Lohrentz, 26.

Under a 1985 agreement with the Company, as amended in 1989, Mr. Cline is entitled to receive benefits equivalent to those he would have received under the Retirement, Supplemental Retirement, Savings Investment and Security Payment Plans if he had been employed by Northern Illinois Gas Company since July 10, 1960, and had been entitled to matching employer contributions under the Savings Investment Plan since that date plus interest thereon at the PBGC Rate. Benefits under this agreement will be reduced by the value of the vested benefits actually accrued under the Company's Retirement Plan, Supplemental Retirement Plan and Security Payment Plan. Benefits under this agreement will also be reduced by the value of the vested benefit accrued under a prior employer's plans at the date of this agreement, and by interest thereon from that date forward at the PBGC Rate.

CHANGE IN CONTROL ARRANGEMENTS

In the event of a "change in control" of the Company, then the following would apply:

     Under the provisions of the 1989 Long-Term Incentive Plan, all outstanding stock options and restricted stock will automatically become fully exercisable and/or vested;

     Under the terms of the Salary Deferral Plan, any deferred balance account shall be determined as though the participant retired and distributed as soon as practical; and,

     Under the terms of the Capital Accumulation Plan, under which certain executive officers deferred a portion of their salary in 1984 and 1985, the amount deferred shall be credited at an interest rate of 20 percent per annum from the date of deferral, less amounts already received, and distributed as soon as practical following termination within two years for any reason other than death or total and permanent disability.

A change in control occurs if any person or group is or becomes a beneficial owner of 30% or more of the voting power of NICOR, if a tender offer is made for NICOR stock which has not been negotiated and approved by the Board of Directors, or if individuals who were the Board's nominees for election shall not constitute a majority of the Board.

                      PROPOSED AMENDMENTS TO THE COMPANY'S
                           ARTICLES OF INCORPORATION

In 1993, the Illinois Business Corporation Act of 1983 (the "IBCA") was amended to allow Illinois corporations greater flexibility in advancing expenses to persons serving as directors and officers and in other capacities to enable them to defend against litigation involving them because of their corporate position, and to permit Illinois corporations to limit the monetary liability of directors in certain circumstances. The Company is proposing to amend its Articles of Incorporation to reflect these changes, as well as to make certain other changes in the indemnification provision of the Articles as summarized below. The Company believes that providing these protections for persons serving as directors and in other capacities is important in enabling the Company to attract and retain qualified men and women to serve in these capacities, and the Board of Directors has therefore unanimously approved these amendments and recommends their approval by shareholders. The amendments are summarized in Items 2 and 3 below and the full text of the amendments is attached hereto. Shareholders are urged to carefully review this material.


ITEM 2. PROPOSED AMENDMENT TO THE ARTICLES OF INCORPORATION PROVIDING FOR INDEMNIFICATION AND THE ADVANCEMENT OF EXPENSES

            (YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ADOPTION)

Illinois law regarding the indemnification of directors, officers and persons serving in other corporate capacities was amended in 1993 to provide more flexibility to corporations in the advancement of expenses and in certain other respects. Present Article Ten, which provides for such indemnification, was included in the Company's initial Articles of Incorporation in 1976 and has not been amended, despite a number of changes since that time in the provisions of the Illinois law governing these matters. The Board of Directors believes that the changes in the Illinois statute governing the advancement of expenses make it appropriate at this time to generally review and revise the provisions of the Company's Articles of Incorporation governing these matters. The Board of Directors has therefore voted unanimously to adopt an amendment to Article Ten of the Articles of Incorporation of the Company to revise the provisions covering indemnification and the advancement of expenses to directors, officers, employees and agents to better reflect the current provisions of the Illinois law and to make certain other changes, as more fully discussed below. The Board of Directors believes that the amendment will assist the Company in obtaining and retaining highly qualified individuals as directors, officers and employees of the Company. Article Ten as it is proposed to be amended is set forth in Exhibit A-1 to the Proxy Statement and present Article Ten is set forth in Exhibit A-2, and the following discussion is qualified in its entirety by reference to those exhibits.

The primary changes that would be accomplished by this amendment are as follows:

          1. Paragraph 1 of new Article Ten would require mandatory indemnification of directors, officers and employees of the Company against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with any threatened, pending or completed action, suit or proceeding to which they are or were a party or are threatened to be made a party, to the fullest extent permitted by the IBCA or other applicable laws as they now exist or may be amended in the future. This differs from present Paragraph 1 of Article Ten primarily in that the present Article also mandates such indemnification of persons serving at the request of the Company in any other capacity, which could include agents. The Board of Directors of the Company would retain the discretion to provide for the indemnification of, and advancement of expenses to, agents pursuant to Paragraph 5 of the proposed amendment, but the Company would no longer be required to do so. The Board of Directors believes that it is in the best interest of the Company to be able to review such other claims on a case-by-case basis. The amendment also expressly incorporates future changes in applicable laws, which the present Article Ten does not.

          2. The standards and procedures for determining whether an individual is entitled to indemnification included in the first three paragraphs of present Article Ten have not been included in the proposed amendment because certain standards and procedures are mandated by the IBCA and are subject to change, and because those set forth in present Article Ten differ in some respects from those set forth in the present statute. In particular, Paragraph 3 of present Article Ten provides that, in the absence of a quorum of directors who are not involved in the litigation which is the subject of a claim for indemnification, the determination of whether a person who has not been successful on the merits has met the applicable indemnification standards would be made by an arbitration panel selected in the manner set forth therein. The IBCA requires that, unless ordered by a court (and with certain exceptions in the case of claims by or in the right of the Company), this determination is to be made (a) by a quorum of directors who are not parties to such action, or (b) if a quorum is not obtainable or if the independent quorum of directors so directs, by independent legal counsel, or (c) by shareholders.

          3. Paragraph 4 of present Article Ten permits (but does not require) the Company to advance costs, expenses and fees in connection with any such litigation to an indemnified person at the discretion of the Board of Directors, subject to the final determination of that person's right to indemnification, as permitted by the IBCA as previously in effect. The Illinois Legislature amended the IBCA in 1993 to permit the advancement of expenses by a corporation to a person claiming indemnification upon receipt of an undertaking to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified, thereby eliminating the requirement for a specific board authorization and replacing the prior requirement of an affirmative finding that such person was entitled to indemnification with the requirement that repayment would be necessary only if it was ultimately determined that such person was not entitled to be indemnified. Paragraph 2 of the proposed amendment would require the advancement of expenses to the fullest extent permitted by law now or in the future in the case of directors, officers and employees, while leaving the advancement of expenses for agents to the discretion of the Board of Directors under Paragraph 5 of the proposed amendment.

          4. Paragraph 4 provides that indemnification and advances provided for under Article Ten shall continue as to any person who has ceased to be a director, officer, employee or agent, which is expressly permitted by the IBCA but not covered in present Article Ten except in the case of the heirs, executors, and administrators of the indemnified person.

Certain of these changes, particularly those mandating the advancement of expenses without prior specific Board approval and those specifying that such advances need not be repaid absent a finding that the person is not entitled to such indemnification, as permitted by the 1993 amendment to the IBCA, expand the benefits provided by present Article Ten and thus may benefit the Company's Directors, officers and employees at the Company's expense. Shareholders should therefore be aware that, in addition to this amendment benefitting the Company, Directors would benefit from the added protection afforded by the proposed amendment to Article Ten and thus have a personal interest in the adoption of this amendment.


The new provisions, if approved by the shareholders, would become effective upon issuance of a certificate of amendment by the Illinois Secretary of State, which would be expected shortly following the annual meeting. The new provisions would apply to claims arising before or after the effectiveness of the amendment. However, the Company knows of no threatened, pending or completed matter which would give rise to any claims under the amended Article Ten.

The Board recommends a vote FOR the adoption of Item 2.

ITEM 3. PROPOSED AMENDMENT TO THE ARTICLES OF INCORPORATION LIMITING THE LIABILITY OF DIRECTORS.

                (YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ADOPTION)

Illinois law was recently modified to permit Illinois corporations to include in their Articles of Incorporation a provision limiting the liability of directors for monetary damages under certain circumstances. Delaware and other states have in recent years changed their corporate laws to permit such provisions, and many public corporations organized under the laws of those states have adopted such provisions. These actions by Illinois and other states reflect a concern with the extent of shareholder litigation in recent years and the resulting increased legal expense to corporations and the increased expense and other difficulties encountered by corporations in obtaining adequate directors' and officers' liability insurance, as well as the increased vulnerability of directors to potentially large claims for monetary damages, even in situations in which directors act honestly and in good faith.

The Company's Board of Directors has considered the reasons for these changes in state laws, the reasons that other companies have added such provisions and the value of such a provision to the Company and its shareholders. The Board of Directors believes that this provision, which is consistent with the recent modification of Illinois law, will aid the Company's ability to continue to find and retain well-qualified individuals to serve as Directors of the Company. The Company's Board of Directors has therefore voted unanimously for the adoption of an amendment to the Articles of Incorporation of the Company to add a new Article Fifteen in the form set forth in Exhibit B to the Proxy Statement which would limit the liability of directors for monetary damages under certain circumstances, as summarized below.

The limitation on liability imposed by proposed Article Fifteen does not eliminate the fiduciary responsibility of directors but would only eliminate the personal liability of directors for monetary damages to the Company or its shareholders for breach of their fiduciary duty as a director. However, it would not eliminate directors' liability for any breach of their duty of loyalty to the Company or its shareholders, for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, for any transaction from which the directors derive an improper personal benefit, or for permitting certain distributions to shareholders in violation of the IBCA. The amendment would only apply to claims for monetary damages and would not prevent suits seeking injunctive relief, nor would it in any way limit other types of claims against directors, such as claims arising under federal or state securities laws. It only applies to claims by the Company or its shareholders and not to claims by other parties, and only to claims against directors as such and not to claims against officers (including directors who are also officers) for liabilities they may incur in their capacity as officers.

Shareholders should be aware that, except as indicated, the amendment would eliminate monetary liability for grossly negligent conduct (including such conduct in acquisition transactions) and that, in addition to the benefit to the Company, Directors would benefit from the added protection afforded by proposed Article Fifteen and thus have a personal interest in the adoption of this Article.

The limitation would only apply prospectively, and would not affect any liability of a director for any act or omission occurring before the effective date of the new Article Fifteen. If approved by shareholders, new Article Fifteen would become effective upon the issuance of a certificate of amendment by the Illinois Secretary of State, which would be expected shortly following the annual meeting. The Company knows of no pending or threatened litigation against any director that would have been affected by a limitation such as proposed Article Fifteen.

The Board recommends a vote FOR the adoption of Item 3.

ITEM 4. APPOINTMENT OF INDEPENDENT AUDITORS

          (YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION)

The Board of Directors recommends that the stockholders ratify the appointment of Arthur Andersen & Co., independent public accountants, to audit the accounts of the Company for 1994. Arthur Andersen & Co. has audited the accounts of the Company and its predecessor since 1954. If the stockholders do not ratify this appointment, other independent auditors will be considered by the Board upon recommendation of the Audit Committee. A representative of the firm will be present at the annual meeting with the opportunity to make a statement and to respond to appropriate questions.

                             STOCKHOLDER PROPOSALS

Stockholder proposals must be received at the Company's General Office, P.O. Box 3014, Naperville, Illinois 60566-7014 on or before November 9, 1994, and must otherwise comply with Securities and Exchange Commission requirements to be eligible for inclusion in the Proxy Statement and the Form of Proxy relating to the 1995 annual meeting of stockholders. In addition, notice must be received on or before February 20, 1995, and must otherwise comply with the Company's By-Laws in order for stockholder proposals to be presented at the 1995 annual meeting.

                                 OTHER MATTERS

As of the date of this Proxy Statement, the Company knows of no other matters to be brought before the meeting. If, however, further business is properly presented, the proxy holders will act in accordance with their best judgment.

By order of the Board of Directors.

                                          DAVID L. CYRANOSKI
                                          Vice President, Secretary
                                            and Controller

March 9, 1994

                                                                     EXHIBIT A-1

                                PROPOSED ARTICLE

                                  ARTICLE TEN

Paragraph 1: The Corporation shall indemnify, to the fullest extent permitted under the laws of the State of Illinois and any other applicable laws, as they now exist or as they may be amended in the future, any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, an action by or in the right of the Corporation), by reason of the fact that he or she is or was a Director, officer or employee of the Corporation, or is or was serving at the request of the Corporation as a Director, officer or employee of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding.


Paragraph 2: Expenses incurred by such a Director, officer or employee in defending a civil or criminal action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding, to the fullest extent permitted under the laws of the State of Illinois and any other applicable laws, as they now exist or as they may be amended in the future.


Paragraph 3: The rights provided by or granted under this Article Ten are not exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled.


Paragraph 4: The indemnification and advancement of expenses provided by or granted under this Article Ten shall continue as to a person who has ceased to be a Director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of that person.


Paragraph 5: The Board of Directors may, by resolution, extend the indemnification and advancement of expenses provisions of this Article Ten to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he or she is or was an agent of the Corporation or is or was serving at the request of the Corporation as an agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.

                                                                     EXHIBIT A-2

                                CURRENT ARTICLE

                                  ARTICLE TEN

Paragraph 1: Any person made a party to or involved in any litigation (which term shall include any actual or threatened civil, criminal or administrative action, arbitration proceeding, claim, suit, proceeding or appeals therefrom) by reason of the fact that he at any time was or is a Director, officer or employee of the Corporation, or by reason of the fact that, at the request of the Corporation, he served or is serving, in any capacity, any corporation, not-for-profit corporation, trade association or other entity, shall (to the fullest extent permitted by law) be indemnified by the Corporation against all liabilities and all expenses reasonably incurred by him arising out of or in connection with such litigation, except in relation to matters as to which (a) it shall be finally adjudged in such litigation that such person breached his duty to the Corporation, or (b) such person failed to act in good faith for a purpose which he reasonably believed to be in the best interests of the Corporation, or (c) in the case of criminal litigation, such person had reasonable cause to believe that his conduct was unlawful.

Paragraph 2: Except as provided in paragraph 1 above, the termination of any litigation by judgment, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not create a presumption that the person seeking indemnification did not meet the applicable indemnification standard set forth in paragraph 1 above.

Paragraph 3: Except where a person has been successful on the merits with respect to such litigation, any indemnification hereunder shall be made only after (a) the Board of Directors (acting by a quorum consisting of Directors who were not involved in such litigation) determine that such person met the applicable indemnification standard set forth in paragraph 1 above; or (b) in the absence of such a quorum, a panel selected in the following manner determines that such person met the applicable indemnification standard set forth in paragraph 1 above: one member of such panel shall be selected by the members of the Board of Directors who were not involved in such litigation, or, if there should be no such Directors, then by the senior-ranking officer or employee of the Corporation who was not involved in such litigation; one member of such panel shall be selected by the person seeking indemnification; and the third member of such panel shall be selected by the first two members. Such panel shall make such determination by arbitration in accordance with the laws of the State of Illinois. Judgment upon the award rendered by such panel may be entered in any court having jurisdiction thereof.

Paragraph 4: Advances may be made by the Corporation against costs, expenses and fees arising out of, or in connection with, such litigation at the discretion of, and upon such terms (but always subject to the final determination of a person's right to indemnification) as may be determined by, the Board of Directors.

Paragraph 5: The right of indemnification provided hereunder shall not be deemed exclusive of any other right to which any person may be entitled, or of any other indemnification which may lawfully be granted to any person in addition to the indemnification provided hereunder. Indemnification provided hereunder shall, in the case of death of the person entitled to indemnification, inure to the benefit of his heirs, executors or other lawful representatives.

                                                                       EXHIBIT B

                                ARTICLE FIFTEEN

No Director of the Corporation shall have any personal liability to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a Director, provided that this Article Fifteen does not eliminate or limit the liability of a Director (i) for any breach of the Director's duty of loyalty to the Corporation or its shareholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 8.65 of the Illinois Business Corporation Act of 1983, as amended, or (iv) for any transaction from which the Director derived an improper personal benefit. This Article Fifteen shall not eliminate or limit the liability of a Director for any act or omission occurring before the date when this Article Fifteen becomes effective.

                                    NICOR
                                 P.O. Box 3014
                       Naperville, Illinois 60566-7014

                  PROXY SOLICITED BY THE BOARD OF DIRECTORS


The undersigned appoints Richard G. Cline, John H. Birdsall, III, Charles S. Locke, or any of them, proxies to vote all shares of stock which the undersigned is entitled to vote at the annual meeting of stockholders of the company, April 21, 1994, or at any adjournment thereof, on all matters as set forth in the Proxy Statement and on all other matters properly presented at the meeting.

        PROXIES WILL BE VOTED AS DIRECTED.  IN THE ABSENCE OF SPECIFIC
            DIRECTION, SIGNED PROXIES WILL BE VOTED FOR ALL ITEMS.


           (Continued and to be dated and signed on the other side)

(Continued from the other side)
The Board of Directors recommends a vote FOR all proposals. Indicate your vote by an X in the appropriate boxes.

  1.  Election of Directors      Nominees:

      FOR -                      1. R. M. Beavers, Jr.     7. D. J. Keller
      ALL Nominees / /           2. J. H. Birdsall, III    8. C. S. Locke
                                 3. W. H. Clark            9. S. R. Petersen
      WITHHOLD -                 4. R. G. Cline           10. D. R. Toll
      ALL Nominess / /           5. T. L. Fisher          11. P. A. Wier
                                 6. J. E. Jones
      FOR -
      All Nominees / /
      EXCEPT (1)

                                              For       Against     Abstain

  2.  Amendment of Article Ten of the         / /         / /         / /
      Company's Articles of Incorporation
      concerning indemnification and
      advancement of expenses

  3.  Addition of Article Fifteen to the      / /         / /         / /
      Company's Articles of Incorporation
      limiting Director liability

  4.  Ratification of the appointment         / /         / /        / /
      of Arthur Andersen & Co. as
      independent auditors for 1994

  (1) To withhold authority to vote for any nominee, write that nominee's name on the line below and mark an (X) in the "For ALL EXCEPT" box above.

_______________________________________________________________________________

P
R
O
X
Y                                                       Date __________________


Please vote, date and sign your name(s) exactly as shown and mail promptly in the enclosed envelope.


____________________________________    _____________________________________
      Signature of Stockholder            If Joint Account, ALL should sign